EXHIBIT 7






                  Name of Subscriber
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                  Investment Amount: $
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                            EMPIRE OF CAROLINA, INC.

                      SUPPLEMENT TO SUBSCRIPTION AGREEMENT


                                                As of June 10, 1997

Empire of Carolina, Inc.
5150 Linton Boulevard
Delray Beach, Florida 33484
Attn: President

Ladies & Gentlemen:

      Reference is made to a Subscription Agreement executed by the undersigned (the "Subscriber") for Unit(s) offered pursuant to the Private Offering Memorandum dated May 23, 1997 ("Memorandum") of Empire of Carolina, Inc.(the "Company") covering the offering of up to 160 Units, at $100,000 per Unit. Each of the Units consists of 10,000 shares of Series A Preferred Stock convertible into Common Stock and a Warrant for 10,000 shares of Common Stock of the Company.

The Subscriber:

      (i) acknowledges that such Subscriber has received and read Supplement No. I to the Memorandum dated June 10, 1997 and the Memorandum;

      (ii) acknowledges that Supplement No. I describes material changes from information set forth in the Memorandum;

      (iii) hereby affirms its subscription as set forth in the Subscription Agreement and consents to the acceptance of its subscription and issuance and sale to it of Unit(s) at the initial or any subsequent closing of the Offering in accordance with the Memorandum as amended by Supplement No. 1. If any Subscriber does not wish to affirm its subscription, such Subscriber must so advise the Placement Agents and the Company in writing by 5:00 p.m. E.D.T. on Thursday, June 12, 1997;

      (iv) shall be obligated, upon acquisition of shares of Series A Preferred Stock pursuant hereto, to exercise the voting rights pertaining to such shares, at the next annual meeting of the stockholders of the Company or such subsequent stockholder meetings as may be necessary in order to approve the matters




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      specified hereafter, to amend the Company's certificate of incorporation to provide that the Company may issue up to 60,000,000 shares of common stock and to provide that the Company's Board of Directors shall consist of up to eight members, as may be determined by the Board of Directors from time to time. In furtherance thereof, the Subscriber hereby appoints Charles Holmes and James Pinto, and each of them, as proxies, with full power of substitution, to vote the shares of Series A Preferred Stock being acquired by the Subscriber pursuant hereto as specified in the preceding sentence, and to attend any meeting of stockholders required therefor, hereby acknowledging that the proxy granted pursuant hereto is coupled with an interest and is irrevocable;

      (vi) if a U. S. Subscriber, has completed Internal Revenue Service form W-9 and attached the original hereto;

      (vii) if a non-U.S. Subscriber, has completed Internal Revenue Service Form W-8 and attached the original hereto; and

      (viii)acknowledges receipt and agrees to be bound by the terms of the Registration Rights with respect to the Series A Preferred Stock, appended hereto.


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                              Name of Subscriber (please print)

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                              Signature

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                              Capacity in which signed (if not an individual)